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                                                                   EXHIBIT 10(a)


              FIRST AMENDMENT TO HUNTINGTON BANCSHARES INCORPORATED
                   AMENDED AND RESTATED 1994 STOCK OPTION PLAN

        Effective as set forth below, the Huntington Bancshares Incorporated Amended and Restated 1994 Stock Option Plan shall be amended as follows:

        1. Effective for exercises after June 30, 2000, Section 8(e) of the 1994 Plan is hereby amended and restated in its entirety to read as follows:

                  (e) Upon the exercise of any option, the Optionholder shall be required to pay, or make satisfactory provision for payment, to HBI of an amount equal to any tax which HBI is required to withhold under any federal, state or local tax laws in connection with the exercise of any option granted under this Plan. The Optionholder may satisfy this obligation, in whole or in part, with respect to any option exercised by making an election ("Election") at the time the Optionholder provides written notice of exercise to HBI pursuant to Section 8(b) above to either (i) have HBI withhold from the shares otherwise to be delivered on the exercise of the option that number of shares of HBI having a fair market value equal to the amount of the withholding requirement, or (ii) to deliver to HBI sufficient shares of HBI having a fair market value equal to the amount of the withholding requirement. Such shares shall be valued at their fair market value on the date that income from the exercise of such option becomes taxable ("Tax Date"). At the time of making an Election, the Optionholder may certify to the Committee the rates (which shall not exceed the maximum Federal and the maximum state statutory rates applicable to the income of individuals for the year in which Tax Date occurs, exclusive of any effect that losses of deduction or credits at various income levels may have on such Optionholder's taxes) at which the Optionholder, upon adequate investigation, expects his or her income from the shares to be taxed and requests that withholding with respect to Federal and state income taxes be made at such rates. Notwithstanding anything herein to the contrary, for exercises of options after June 30, 2000, an Optionholder may not make an Election that would (i) require HBI to withhold from the shares otherwise to be delivered upon exercise, or (ii) require HBI to accept shares of HBI, in an amount that is in excess of the tax which HBI is required to withhold based on the minimum statutory withholding rates for federal, state and local tax purposes, including payroll taxes, that are applicable to such supplemental taxable income resulting from the exercise of any option granted under this Plan. Delivery of or withholding of fractional shares shall not be permitted.

                  Upon receipt of payment of the exercise price or written direction with respect to such exercise price and upon payment or satisfactory provision for payment of any taxes due on the exercise of any option, HBI shall issue and deliver to the person exercising the option a certificate or certificates for the shares with respect to which the option shall have been so exercised (less any shares withheld in payment of the exercise price or any withholding requirement), dated as of the date of exercise.

         2. Effective as of May 17, 2000, the beginning phrase of the second sentence of Section 7(e) of the 1994 Plan is hereby amended to read "Notwithstanding the second paragraph of Section 7(b)."